Exhibit 10.25(B)

July 26, 2013

David Dibble

Dear David:

On behalf of Yahoo! Inc. (“Yahoo!” or the “Company”), I am pleased to offer you the position of Advisor to the CEO, reporting to Marissa Mayer, on the terms described below.

Base Salary. Your salary will be $650,000 annually, less applicable taxes, deductions and withholdings.

Bonus Incentive Plan. You will continue to be eligible to participate in the 2013 bonus incentive plan applicable to your position with a target of 90% of your annual base salary, prorated based on the period of time you are employed at Yahoo! in a bonus eligible position during the relevant year, less applicable taxes, deductions and withholdings. As you know, target incentives do not constitute a promise of payment. Your actual bonus payout will depend on Yahoo!’s financial performance (and management’s and/or Yahoo!’s Compensation and Leadership Development Committee’s assessment of your individual and/or group performance, as applicable), and it is subject to, and governed by, the terms and requirements of the applicable bonus plan document. Eligibility for participation in Yahoo!’s bonus plan is subject to annual review.

Equity. Subject to your acceptance of this agreement:

•

Time-based awards: The Company has accelerated the vesting of all installments of your time-based stock options and time-based restricted stock units (“RSUs”) granted by the Company that were unvested and are scheduled to vest between July 24, 2013 and July 31, 2014 (this will result in the acceleration of 137,051 stock options and 265,484 RSUs); and

•

Performance-based awards: The Company has accelerated the vesting of 30,545 shares covered by your performance-based RSUs granted in February 2011. Shares from your performance-based RSU granted in February 2013 will be credited in February 2014 (based on the achievement of applicable performance goals) and you will vest in 7/12 of those credited shares.

You agree that to the extent not accelerated pursuant to the foregoing provisions of this agreement, all of your unvested time-based and/or performance-based equity awards (including (without limitation) all of your TSR-based RSU granted in July 2012) shall be automatically forfeited upon execution of this agreement and you shall have no further rights or interests in the portions of the awards that are forfeited. Enclosed with this agreement as Appendix A is a summary of equity shares accelerated and cancelled. Except as expressly set forth in this agreement, the original terms and conditions of your equity awards remain in full force and effect. You agree to cooperate with all procedural and other requirements reasonably requested by the Company to effect the accelerations and forfeitures described in this agreement. You agree that Appendix A accurately reflects your equity position, and you agree that you will receive no additional equity grants.

Employment At-Will. This agreement does not constitute a contract of employment for any specific period of time, but will continue an employment at-will relationship that may be terminated at any time by you or Yahoo!, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by Yahoo!’s Chief Executive Officer and you.

Cancellation of Existing Severance Arrangements and Agreements / Release. You agree that as consideration for the compensation and benefits offered in this agreement, all prior severance agreement and/or arrangements between you and Yahoo! (including (without limitation) the severance agreement that you signed on October 28, 2011) are immediately null and void, and that you are not entitled to and will not seek any severance upon the conclusion of your Yahoo! employment. Also as consideration for the compensation and benefits offered in this agreement, and by signing below, you generally and completely release the Company and its directors, employees, shareholders and agents from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this agreement. You also expressly waive and relinquish all rights and benefits under any law with respect to your release of any unknown or unsuspected claims, including Section 1542 of the California Civil Code (“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”). You further agree that upon the conclusion of your employment, you will execute another comprehensive release of claims (using the Company’s standard form) in favor of Yahoo!.

Entire Agreement. This agreement (inclusive of any referenced documents or agreements) constitutes the entire agreement between you and Yahoo! with respect to the subject matters hereof and supersedes any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Yahoo! concerning such subject matters. With respect to unrelated subject matters and except as specifically provided in this letter, the terms and conditions of your employment are unchanged.

Accepting this Agreement. We’re pleased to have you continue as part of Yahoo!’s leadership team. To accept the terms of this agreement, please sign in the space provided below and return to me. If you accept, you will begin your new position effective immediately.

Regards,

/s/ Jacqueline D. Reses

Jacqueline D. Reses

Chief Development Officer

I accept this offer of continued employment with Yahoo! Inc. and agree to the terms and conditions outlined in this agreement. I will remain eligible to participate as a regular employee in the Yahoo health and death benefits program during the term of employment in this position.

/s/ David Dibble	7/29/13
David Dibble	Date

Enclosure: Appendix A – Summary of Equity Shares Accelerated and Cancelled

Cc: Personnel file

Appendix A

Summary of Equity Shares Accelerated and Cancelled

				12 months		Shares
Grant Type	Grant Date	Vest Date	Shares	Acceleration		Cancelled	Notes
Options	2/25/10	2/25/14	19,695	19,695
	2/25/11	2/25/14	33,393	33,393
	2/27/12	2/27/14	83,963	83,963
		2/27/15	83,963	0		83,963
		Total Options		137,051		83,963
Time-Based RSUs	2/25/10	2/25/14	6,102	6,102
	2/25/11	2/25/14	10,180	10,180
	10/25/11	10/25/13	200,000	200,000
	2/27/12	2/27/14	21,163	21,163
		2/27/15	21,164	0		21,164
	7/26/12	7/26/14	10,767	10,767
		7/26/15	10,767	0		10,767
	2/28/13	2/28/14	12,192	12,192
		3/28/14	1,016	1,016
		4/28/14	1,016	1,016
		5/28/14	1,016	1,016
		6/28/14	1,016	1,016
		7/28/14	1,016	1,016
		8/2014 - 2/2017	1,016	0		31,498
		Total Time-Based RSUs		265,484		63,429
Performance-Based	2/25/11	2/25/14	61,090	30,545			Employed for entire performance
RSUs							period; accelerate 100%
	7/26/12	7/26/15	32,300	0		32,300	3 year performance period based
							on relative TSR; not in position for
							>50% of performance period, thus,
							no additional vesting
	2/28/13	2/28/14	12,192	TBD	*		Based on 2013 performance; is in
							position for 7/12 of performance
							period
		2/28/15	12,192	0		12,192
		2/28/16	12,193	0		12,193
		2/28/17	12,193	0		12,193
	Total Performance-Based RSUs			30,545		68,878
		Total All Equity		433,080		216,270
	Value of Accelerated Equity at $29/share			$10.5M

*	Performance shares to be accelerated dependent on actual performance at end of period.